CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our reports dated October 14, 2005 for Dreyfus Growth and Value Funds, Inc. (comprising, respectively, Dreyfus Emerging Leaders Fund, Dreyfus MidCap Value Fund, Dreyfus Premier Future Leaders Fund, Dreyfus Premier International Value Fund, Dreyfus Premier Midcap Value Fund, Dreyfus Premier Select Midcap Growth Fund, Dreyfus Premier Small Company Growth Fund, Dreyfus Premier Strategic Value Fund, Dreyfus Premier Structured Large Cap Value Fund, Dreyfus Premier Structured Midcap Fund, Dreyfus Premier Technology Growth Fund and Dreyfus Small Company Value Fund), which are incorporated by reference in this Registration Statement (Form N-1A No. 33-51061) of Dreyfus Growth and Value Funds, Inc.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
December 23, 2005